AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION ON MARCH 16, 2000
                                               REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                             WAMEX HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)



          NEW YORK                                            65-0789306
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)





                             3040 Nostrand Avenue
                         Marine Park, New York  11229
          (Address of Principal Executive Offices, Including Zip Code)

                              Consulting Agreements
                            Legal Retainer Agreement
                            (Full Title of the Plan)
                              ____________________

                               Mitchell H. Cushing
                             3040 Nostrand Avenue
                         Marine Park, New York  11229
                                 (718) 677-4111
           (Name, Address, and Telephone Number of Agent for Service)


                         CALCULATION OF REGISTRATION FEE





Title of Securities  Amount to be  Proposed Maximum            Proposed Maximum           Amount of
to be Registered     Registered    Offering Price per Share    Aggregate Offering Price   Registration Fee


Common Stock,
par value $0.012        285,000     $14.875(1)                 $4,239,375                 $1119.20


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on March 13, 2000.


                                EXPLANATORY NOTE

WAMEX Holdings, Inc., ("WAMX") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.012 par value per share, issued to certain selling shareholders.

Under cover of this Form S-8 is a Reoffer Prospectus WAMX prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 285,000 shares of common stock acquired by the selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

WAMX  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "933 Act". WAMX does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER  PROSPECTUS

                              WAMEX Holdings, Inc.
                              3040 Nostrand Avenue
                         Marine Park, New York  11229
                               (718)  677-4111

                       285,000  SHARES  OF  COMMON  STOCK


The   shares  of  common  stock, $0.012 1par value per share, of WAMEX Holdings,
Inc. ("WAMX" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to Consulting Agreements for consulting and legal services that the Selling Shareholders provided to WAMX.

The sales may occur in transactions on the NASD Over-The-Counter market at prevailing market prices or in negotiated transactions. WAMX will not receive proceeds from any of the sale the Shares. WAMX is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

WAMX's common stock is currently traded on the NASD Over-the-Counter Bulletin Board under the symbol "WAMX."

                        ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 37.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                  March 16, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information          5
Incorporated  Documents                           5
The  Company                                      7
Risk  Factors                                     37
Use  of  Proceeds                                 41
Selling  Shareholders                             42
Plan  of  Distribution                            42
Legal  Matters                                    43
Experts                                           43

                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

WAMX is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows WAMX to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

WAMX's  Report  on  Form  8-K,  dated  March  14, 2000 is incorporated herein by
reference.   WAMX  also  incorporates  herein   by  reference  the  Form 10-SB
filed by Conchology, Inc., the Company's predecessor, filed on November 22, 1999. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at WAMX at WAMX's executive offices, located at 3040 Nostrand Avenue, Marine Park, New York 11229. WAMX's telephone number is
(727)  669-7781.

                                THE  COMPANY

BUSINESS

This Reoffer Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

CORPORATE  HISTORY

     WAMEX Holdings, Inc., a developmental stage company (hereinafter referred to as "WHI" or "the Company") was organized as The World Auction Market and Exchange (Holdings), Inc., under the laws of the State of Delaware, February 9, 1998. At the time of incorporation, the Company simultaneously incorporated in the State of Delaware three (3) subsidiary corporations which were, The World Auction Market and Exchange Services, Inc., WAMEX 3D, Inc. and INSTOX, Inc.

     WAMEX Holdings, Inc. (WHI) was originally conceptualized in October, 1996. The principle architects of that organization were Mitchell H. Cushing, Sascha Mundstein, Russell Chimenti and Hans-Michael Schoebinger.

     The Treasure Cache, Inc. (TCI) was incorporated in the State of New York in April, 1992. TCI's business model and strategies centered around it's ability to retail and profit from the distribution of unique arts and crafts merchandise via Kiosks located in high traffic malls in the U.S. In early December, 1998, TCI approached WAMEX Holdings, Inc. (WHI) to perform a feasibility study for TCI as it related to the possible distribution of TCI's products via the Internet. At that time it was decided that both entities should pursue discussions of a merger.

     On November 18, 1999, the Company changed its name in the State of Delaware to WAMEX, Holdings, Inc. and changed the name of one (1) subsidiary, namely The World Auction Market and Exchange Services, Inc., to WAMEX, Inc. The Company changed its name and the name of one (1) subsidiary for the purposes of easier identification and because the Company owns the registered domain name of wamex.com. The Company's Website is presently under construction, however, with the exception of the final graphic implementation and some relevant content the Website can be viewed at the URL address of www.wamex.com. Some information on the site is password protected due to proprietary information the Company deems necessary to protect at this time.

     On November 19, 1999, the Company consummated a merger with a New York corporation named "The Treasure Cache, Inc". The surviving entity was The Treasure Cache, Inc., a New York corporation. Subsequent to the terms of the merger, the surviving entity changed it's name to WAMEX Holdings, Inc., which is now registered as a New York corporation. The three (3) subsidiaries remain registered and incorporated in the State of Delaware.

THE  ORGANIZATIONAL  STRUCTURE

     WHI was formed along with its subsidiaries to develop, grow and maintain an Alternative Trading System (ATS) (as defined under Regulation ATS promulgated by the SEC). An ATS provides alternative pools of liquidity for its members as well as allowing them the ability to trade directly with each other with the possibility of price enhancement which is presently not available to individual investors in today's present market structure.

     As the parent, WHI, manages and oversees the activities of its subsidiaries that perform the following activities:

- WAMEX 3D, Inc. (W3D), is presently inactive. WHI plans to initiate activities for W3D in June of 2000. Once activated, W3D will be tasked to provide the Technological Infrastructure of WHI and the ATS. As a wholly owned subsidiary, W3D's core mission and business activities encompass conceptualizing, designing and implementing all of the software programming and hardware construction necessary to operate an ATS. This would include but would not be limited to research and development, functionality, capacity and security features of our technology as it pertains to the ATS. After activation, W3D may also have the resources available to perform consulting in the Financial and Database software arenas.

In the initial stages, W3D will be primarily occupied with the further development and perfection of the WAMEX ATS, as well as integrating this system with in-house administration and accounting networks. However, the basic structure of the ATS software is such that a number of applications can be developed and used in the financial industry from the base platform or design.

3D  technicians have developed the proprietary W3D ATS Software Program  Version
1.0 trading software program that allow centralization or routing of individual and institutional order flow. The 3D software has been designed to provide the base platform user or ATS member with advanced trading applications and professional users with customized service applications that are real time and dynamic. 3D trading software is an easy to use order entry and management program. The Database Management System (DMS) has been designed to provide the matching of order parameters and the administration of order flow, client portfolio and audit trail information. The main features of the program and the DMS are as follows: Modular design for rapid increases in system capacity, redundancy system design features for continuous operation during service or malfunction, security designs to prevent unauthorized entry into the DMS. It also provides for the processing of all administration, record keeping and order flow functions in one system and allows integration of affiliate order execution and routing.

Management has conceptualized that W3D will offer as its core business the development, production and distribution of financial trading software, systems hardware design and technical service and support for financial institutions and their traders. At present the company's technicians work inside the parent corporation WHI developing and installing trading software applications, designs and services for the Database Management Systems (DMS) designed for the WAMEX ATS activities and brokerage functions.

W3D plans to offer solutions for secure system functions by creating DMS designs for institutions that consolidate client order flow or interact in a decentralized trading environment. W3D will provide all necessary design, development, and construction tasks that the prospective client needs. W3D will also provide system testing for capacity and security and all associated technical service and support.

W3D plans to provide integrated client management systems that allow broker dealers to provide their financial advisors with the most functional, easy-to-use and affordable order integration and client information management solutions in the industry. W3D plans to be located and operate in Southern Florida.

- WAMEX, Inc. (WAMEX) is presently inactive. WHI plans to initiate activities for WAMEX in June of 2000. Once activated, WAMEX will be tasked to provide the Operational Features of the ATS. As a wholly owned subsidiary, WAMEX's core mission and business activities encompass conceptualizing, developing and implementing the ATS business strategy via the Internet as well as overseeing ATS administrative operations. This would include but would not be limited to analyzing and implementing marketing strategies, developing and supervising the administration and customer service divisions and identifying possible strategic acquisitions.

As a peripheral mission, WAMEX will be tasked by WHI to provide the Regulatory Agencies (SEC and NASD) with assistance in forming a Standardized Internet Trade Report (SITREP). WAMEX was one of the first announced ATS platforms (as defined under Regulation ATS) and has, through its No-Action approval process, attempted to provide the SEC's Division of Enforcement with advanced ATS Reporting Techniques via its proprietary DMS design. It is an issue that WHI feels is necessary in order to establish integrity within and for the ATS community as the market for ATS trading grows.

In and of itself, WAMEX has no core proprietary product or service nor has it conducted any business operations to date. WAMEX plans to be located and operate in New York.

- INSTOX, Inc. (INSTOX) is presently inactive. WHI plans to initiate activities for INSTOX in June of 2001. Once activated, INSTOX will be tasked to provide an Alternative Listing Facility (ALF) (Exchange or Market) via the Internet for companies that elect to list on alternative forums (Exchanges or Markets).

The  INSTOX  stock  exchange  operation  is  currently  in its conceptual stage.
INSTOX plans to offer as its core business an Internet Stock Exchange for companies that elect to list their shares for public trading. INSTOX will provide a source of capital for companies that are at the level of development and meet the listing requirements of the exchange.

There are thousands of companies that have applied to regulatory authorities seeking approval for the issuance of private placement memorandums and Offerings through the Internet. A majority of these companies do not meet the listing standards of the traditional exchanges for various reasons. The main factor is their inability to find and afford capital procurance through traditional means of investment banking. Finding a lead underwriter, syndicate partners, selected dealer agents, market maker support and exchange approval are all cumbersome, costly and inefficient with respect to the needs and strategies of young companies. Through the vision of the regulatory agencies, these companies have seen the availability of alternative means of raising capital through the Internet. At the present time, there are too few Internet Investment Banking enterprises to satisfy demands for processing of registration, distribution and support that these companies need in order to accelerate their corporate objectives.

There are companies that are prepared to operate as publicly traded companies on alternative exchanges, where liquidity is determined by the accessibility and direct participation of the investing public. As this segment of the investment banking industry grows very rapidly, the number of publicly traded companies is expected to multiply in the coming years. Furthermore, companies both foreign and domestic understand the advantages of co-listing their securities on as many exchanges as possible in order to create the maximum exposure to global liquidity.

INSTOX, by establishing listing requirements that are more easily obtainable and still ensure the quality of the companies publicly traded, will create a new avenue of opportunity for companies in need of capital. The creation of this market further satisfies the needs of investors that are searching for unnoticed values and equity stakes in companies at an early development stage. Management understands that INSTOX will need regulatory approval as well as possibly obtaining Self Regulatory Organization (SRO) status in order to operate and realize its corporate and strategic objectives. WHI is currently exploring a strategy to implement operations within the next 18-24 months. To date, INSTOX has not conducted any business operations nor does it have any services, products, assets or proprietary intellectual property. The planned location of operations is in New York.

MANAGEMENTS  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION

OPERATIONS  TO  DATE

     Since its inception the Company has maintained 2 locations for principal business operations. An International office located in Vienna, Austria and a U.S. office located in New York. The Vienna office manned by Mr. Mundstein has served as the base of operations for the Company's European introduction and funding operations. The U.S. office manned by Mr. Cushing, Mr. Chimenti and Mr. Schoebinger has served as the base of operations for the technological and business development of the Company.

     The primary core business operations of WHI since its inception has been the formulation and development of its strategies as it relates to operating an ATS through its subsidiaries and corporate partners. The Company has relied heavily on its key personnel, Mitchell H. Cushing, Russell Chimenti, Sascha Mundstein and Hans-Michael Schoebinger to provide all of the key strategic, developmental and funding functions of the Company.

     The Company's management strategized a three prong approach towards achieving its objective in launching and maintaining the WAMEX ATS: Technology, Securities/Regulation, and Funding/Administration.

TECHNOLOGY

     Mr. Schoebinger has been designated as the Chief Technology Officer (CTO) of WHI. He was tasked in 1997 to theoretically design a platform of software and hardware that would support the functions of investors trading directly with each other via the Internet. In 1998, Mr. Schoebinger hired two (2) DMS programmers to assist in building the base software platform (W3D ATS Software Program ) and the customized trading application (IOMS).

     The work on the base application was completed in April 1999. The software was most recently reviewed by ORACLE in October 1999 for functionality and theoretical design. That review concluded that the base application is sound and will function as needed based on the design of the architecture of the DMS. ORACLE has suggested some additions and changes to the program to increase efficiency and system integrity which the Company has already implemented in the program. As a result of that review, the Company has met with ORACLE and is presently engaged in negotiations with them to assist in the implementation of the software program and the web architecture for the ATS. The only remaining features that need to be implemented are the necessary linking parameters to the Clearing and Executing Broker Dealers. These features will be established once the Company selects the entities to perform these functions (see Securities/Regulation).

     The hardware which consists of Sun Microsystems servers has been designed to incorporate the proposed functions of the ATS and its members using ORACLE 8 serverware and WAMEX ATS Software. Contracts were negotiated in 1998 with Sun to provide the equipment. Since 1998, the base design of the server has changed twice because of the rapid advancement in functionality of the hardware, making recent designs much more efficient and less expensive. Management originally discussed the possibility of buying the equipment , however, through discussions with ORACLE, Sun Microsystems and UUnet, management is presently considering leasing the equipment. The leasing option affords the Company the luxury of decreased initial cash investment into the DMS and the option to change server equipment within 2-3 years as technology outpaces present hardware functionality. The Company can have the hardware delivered, built, tested and functional within 60 days.

     Server location is also a primary concern for management. The location must provide for the efficient operation, contingency power supplies and security of the DMS hardware. As such, in 1998, the Company entered into a preliminary agreement with Telehouse of New York to host the server upon the initiation of ATS operations. Since 1998, the Company has identified several other less expensive yet highly reliable locations to host the hardware. Among them are NetLinks and AboveNet located in Florida and Washington, D.C., respectively. Management has entered into discussions with these companies to bid for the hosting of the server. Management has concluded that all three locations and companies would be compliant with the NASD's and SEC's requirement in functionality, catastrophic contingency and redundant back-up power supplies. The Company can have the location secured within 30 days.

     Management also contemplates using one of the three hosting entities as a site for its back-up server. As all three meet stringent regulatory requirements and are located in different States in the U.S., management feels this would represent the best possible scenario for implementation and contingency planning

     The wamex.com website was initially constructed by Trimoto Design of Austria in 1998. Since then the Company has changed the design of the site twice in order to make the website easier to navigate through and to present a more updated approach to the market in terms of what the Internet users would like to see and use. The website is presently hosted in Canada and the Company plans to have the website hosted in the U.S. within the next 30 days. The site presently is not password protected so that the public may view the content. The website does not, at this time, contain the actual ATS content and trading capability planned to be deployed by the Company in June of 2000. The Company has engaged NYD2 through contract to design the front-end interface of the website as well as assisting the Company in its branding, marketing, and advertising strategies.

SECURITIES/REGULATION

     Management has focused on completing two objectives in this arena. The regulatory approval to operate an ATS as defined under Regulation ATS and the support mechanism of the Sponsoring and Clearing Broker Dealers.

     In 1997 the Company retained the legal services of Kogan and Taubman, LLC of New York in order to format/submit an application and apply for a No-Action approval from the SEC in order to operate a completely revolutionary ATS. At the time, the SEC was contemplating through comments and introduction, a regulation that encompassed the growing ATS market. The Company initiated discussions with the SEC's Division of Enforcement (DOE) in June 1997. The response was favorable and an application for No-Action approval was submitted to the DOE in August 1997.

     The Company worked closely with the DOE over the next year in responding to comments that the DOE responded with, submitting three separate responses to questions asked. When it appeared that the Company was close to receiving its approval (based on the ability to operate the ATS) the SEC formally announced in October 1998 that there would be no further No-Action approvals pertaining to any ATS. The SEC had expedited its approval process for Regulation ATS and announced the implementation of the regulation for January 1999. The Company then reviewed the regulation and applied for approval to operate according to the guidelines of Regulation ATS to the NASD in April of 1999. The Company received comments from the NASD which incorporated the following concerns:
Written Supervisory Procedures, Clearing and Sponsoring Broker Dealers and System Capacity. In June 1999, the Company formally withdrew its request for approval so that it could form the necessary infrastructure that would pass muster with the NASD and Regulation ATS.

     In June 1999, Mr. Cushing and Mr. Chimenti began discussions with iCap, Inc., a licensed Broker Dealer located in Virginia. These discussions centered around an acquisition, whereby iCap would become the property of Mr. Cushing and Mr. Chimenti and would subsequently be the Sponsoring Broker Dealer for the WAMEX ATS activities. Those discussions are being concluded favorably and should result in the purchase or acquisition of the Broker Dealer which will in turn sponsor the activities of the ATS.

     Since its inception, the Company has been exploring opportunities with possible Clearing Broker Dealers. To date management has been unsuccessful in obtaining a Clearing arrangement in large part because there was no sponsoring Broker Dealer for the ATS clients or its activities. Other main concerns or obstacles to agreements were: Lack of capital sufficient to operate an ATS, lack of understanding of the ATS concept, competition, lack of sufficient profit for the Clearing Agent, lack of technical expertise (Clearing side) to implement, lack of motivation to change established clearing arrangements and lack of a Sponsoring Broker. The Company received the most favorable responses from some of the largest organizations of the financial industry such as DLJ and Merrill Lynch, however, these organizations elected not to participate because the business model of the ATS was diametrically opposed to their established profitable business models and revenue streams.

     In September 1999, the Company began to solicit certain other Clearing Brokers on behalf of the Company. The Company has agreed to retain iCap as the Sponsoring Broker Dealer. As such, the Company has identified no less than three Clearing Brokers that are willing to employ Clearing arrangements with the Company. All three are technologically advanced and sufficiently well structured as to alleviate a vast majority of the concerns outlined above. The focus of the discussions with these entities has centered around their profitability as Clearing Brokers. Although proprietary in nature, management believes that it has answered those concerns by adjusting pricing models that are favorable to the Clearing Broker and the ATS member. The Company is presently engaged in selecting the most favorable situation for the prospective ATS members. Management is confident that it has solved in large part all of the concerns of these Clearing Brokers and will have a Clearing arrangement for the ATS no later than May 2000.

     It is significant to mention that the final completion of the software program is in large part dependant on whom the Sponsoring and Clearing Brokers are because of the necessity to link all three organizations. The ATS, the Sponsoring Broker and the Clearing Broker must be linked through dedicated lines, and protocols must be shared in order for the ATS to become seamless. Management is highly confident that although this is an integral step in accomplishing the continuity of the ATS, it is rather easily accomplished from a technical standpoint. Once all of the participants in this venture have been identified, management estimates no more than 45 days of programming to be required for the linking phase.

FUNDING/ADMINISTRATION

     Since its inception, management has been working diligently on procuring the necessary investment capital to build, grow and maintain the ATS and its operations. In 1997 the Company was successful in structuring a convertible debt instrument with a foreign company that provided approximately $1,800,000 in funding. This funding was used amongst other things to develop the ATS software program, procure computers and other programming software, procure the services of web designers and other programmers and to establish offices in Vienna and the U.S. This note was subsequently converted into equity and management was able to bring the Company from the seed and developmental stages (in terms of strategy) to its present stage of go-to-market.

     Managements primary concern as it relates to funding was twofold: Operating Capital and Implementation Funding. As such in January 1998, management initiated a strategy to find investment principal through Venture Capital (VC), Investment Banking (IB) and Private Investments (PI). Although the Company received many positive responses to the concept, it was unsuccessful in acquiring the necessary funding through exposure to IB and PI capital for the first 18 months.

     Managements experience in the financial industry lead to the initiation of a strategy in late 1998, that the Company could best obtain funding through venture capital (VC) exposure. As such, the Company aggressively pursued avenues of venture capital. In November 1999, the Company structured and was successful in placing a $1,000,000 offering under Rule 504 of Regulation D to private investors. Management believes that the successful closing and availability of funds are more than sufficient to operate WHI as the holding Company, administratively for the next 18 months.

     As a result of the merger and subsequent listing on the NASDAQ OTC-BB and the successful placement of the offering, the Company has experienced an increased exposure and awareness within the investment community. As such, the Company is presently entertaining several relevant funding offers from both public and private entities. Management is in the process of determining the most favorable offers employing the following concerns: Size of investment, shareholder value, cost of investment, ability to participate in ATS operations, future funding capabilities, administrative and technical support, and corporate partnerships. Management is confident that these negotiations will result in the Company closing on one or more of the offers presently available which will result in sufficient capital for the Company to fully implement the goals and strategies of the business plan. Management expects to finalize one or more of these negotiations no later than April 1, 2000.

     To date, management has been the Administration of the Company with Mr. Cushing as Chief Executive Officer (CEO), Mr. Chimenti as Chief Administrative Officer (CAO), Mr. Mundstein as Chief Operating Officer (COO) and Mr. Schoebinger as Chief Technology Officer (CTO). The Company has relied heavily on the commitment, skills and work of these four principals to accomplish all of the corporate strategies.

     Management has assigned appropriate responsibilities to the senior principals identified above during the Company's implementation phase. Management is presently in discussions with two real estate agencies in the New York area to procure space for its corporate activities. It is contemplated that this space will house WHI, WAMEX ATS administration and iCap, Inc. It is also contemplated that there may be an agreement with iNYC, Inc., of New York to co-locate on the same premises as the companies intend to finalize an agreement to provide WAMEX ATS members with free high speed Digital Subscriber Line (DSL) Internet connection upon ATS activation.

     Once the location for the Company has been procured, management plans to initiate hiring of necessary employees as well as procuring the necessary technological infrastructure. With the appropriate funding, management is confident that it has the ability, experience and knowledge to accomplish these tasks no later than July 2000. Management contemplates out-sourcing its customer service activities (with the exception of Broker Orders and technical service and support) and is presently seeking an established organization to assume that responsibility.

RESEARCH  AND  DEVELOPMENT

     As stated, the Company has completed its base platform software version with the exception of its linking protocols to the Clearing Broker and the SEC and NASD for purposes of reporting ATS activities.

     In terms of its Research and Development (RD), the Company is presently engaged in the production of its highly advanced Intelligent Order Management System (IOMS). The ATS base platform and its DMS are proprietary and can only be used when entering through the WAMEX ATS system and its protocols, whereas IOMS is a separate software program that can be employed with any financial software program from any financial order execution Website (any e-brokerage).

     IOMS is a highly sophisticated order execution software program (by design) that management considers to be extremely confidential. Management elects not to discuss any details of its development, features, uses or applications at this time except that the Company is presently in discussions with one or more companies in the database management industry to assist in its development. Management also elects not to discuss the cost of the development of this software except to say that it will not have a substantive impact on the Company budget.

MATERIAL  ACQUISITION

     Management does not contemplate any material equipment acquisition other than the DMS (which may be leased) and what is described in the Implementation Plan.

     Management notes that it is presently in discussions with certain organizations in the financial industry that the Company has identified as being possible acquisition or merger candidates. As part of the strategy of development, management intends to identify certain Internet and non-Internet companies that have synergistic or common operations and strategies and discuss possibly acquiring these entities. This would depend largely on the following dynamics: Impact on present and future business operations, shareholder value, available funding, need, necessity, competition and willingness to cooperate. There can be no assurance that the Company will be successful in identifying qualified merger or acquisition candidates, or if it does, that the Company will be successful in completing a transaction with them.

     Management is presently negotiating the acquisition of an on-line entity that has the regulatory approval to operate an ATS as well as approval to distribute offerings via the Internet to accredited and qualified participants. This relationship would have a direct positive impact on the services that the ATS would be able to offer its members and may have an accelerated impact as to the accelerated initiation of INSTOX operations.

MATERIAL  CHANGES

     The Company does not contemplate any material changes in it's business operations or staffing other than what is described in the Implementation Plan. Management acknowledges that the Company may have to hire the appropriate Human Resource personnel to administer the WHI and WAMEX workforce if operations of the business exceed the contemplated goals.

     Mr. Schobinger intends to move from the position of WHI CTO to the position of W3D CEO when those operations are contemplated to begin in June 2000. This would only affect the direct day-to-day management of the WHI technological structure which at that time will have little if any effect on WHI operations. As W3D will be responsible for the technological development and maintenance of the WAMEX ATS and it's DMS, management feels that Mr. Schoebinger's talents and time will be properly placed in W3D. The Company plans to hire sufficient personnel to administer the day-to-day technology of WHI's infrastructure.

INDUSTRY  OVERVIEW

     Orders  for  the  purchase  or sale of stock on the New York Stock Exchange
(NYSE), the American Stock Exchange (AMEX) and the National Association of Securities Dealers Automated Quotations (NASDAQ) are initiated at the broker level whether the order is solicited or unsolicited. There are several intermediaries that account for the steps involved when the execution of a specific order is desired. Each one of these intermediaries, regardless of the Exchange or Association, of course, gets a piece of the transaction as his benefit for helping to provide a link in the chain of events that provide so-called liquidity in a so-called free and transparent market.

     The dedicated specialist who owns a seat on the NYSE has certain obligations, such as "maintaining a market" for the security by providing liquidity. His monopoly on a certain stock during trading hours gains him a constant stream of revenue, a fraction of a dollar per share at a time. However, access standards, transparency, order execution, price, criminal activity, language barriers, market operating hours and enormous amounts of intermediaries and commissions has made these markets and their methods inefficient and unappealing.

     A new breed of investor (self empowered Internet user) has been the fastest growing segment of the investment population in the world over the last seven years and has literally changed the way the markets and the industry views its methodology and services today. The self empowered investor is concerned about the key issues of trading and investing such as market transparency and inclusion at the price display level as well as low cost transaction costs, 24 hour trade capability and rapid order execution. In short, a cheap efficient and reliable marketplace.

     This scenario does not and cannot exist under the present structure, because there has to be a certain degree of proprietary trading against all market participants in order for the chain of event custodians and participants such as Market Makers and Specialists to be paid well enough for the inherent risk of providing liquidity. The fact of the matter remains that the investing public is disenchanted with the lack of inclusion associated with markets in general and the unfair access that Institutional clients have to the markets and exchanges .

     ATS's are nothing new. They've been around for quite some time. In the 1960's, technological advances in computer networking lead to the creation of Nasdaq, where Market Makers compete for orders by providing a firm quote for a specific stock, i.e. the buy and sell price for a given quantity of certificates. Additionally, investors may be aware of Instinet and the Arizona Stock Exchange as other ATS's.

     The problem is that there is not now and has never been an ATS for the investing public. They have been restricted to market participants and institutional clients. New developments challenge these niches of privilege. So-called "Electronic Control Networks" (ECN's) exploit recent legislation from the SEC that force market makers to immediately display all received orders that are better than their own. Even more powerful computer networks allow instant trading in between the Nasdaq spreads from dedicated terminals. Fifty percent of Nasdaq volume is executed in this way today. As technology enables more and more people to directly participate in the market, speed increases, spreads become smaller; the market becomes more efficient.

MARKET

     The trading of financial instruments is one of the largest and most active industries in the world. Traditionally, established institutions such as Exchanges (NYSE) and Associations of Quotation Markets (Nasdaq), set the standards for access, execution prices and fees. However, a community of self-empowered investors has emerged that is currently the fastest growing segment of the investing population. This community is presenting the industry with challenging demands that are proving to radically transform the industry. Moreover, staggering developments in technologies such as the Internet have allowed these investors to trade in a new and improved playing field, which enables them to transact more quickly and at a much lower cost.

     However, there are demands that have still not been met. Namely, the desire on the part of the investor to gain direct access to the transaction, thus eliminating inefficiencies such as the middle persons (brokers and traders) and obtaining the ultimate state of self-empowerment, as well as securing the lowest possible cost by direct trading within the open market spreads. This simple yet basic concept would provide the individual investor with the ability to Price Enhance similar to Institutions and Registered Broker Dealers.

     Online Trading has proven, in the growth of customer base and its volume, to be the long-awaited killer application for the retail financial services industry online. Because the online medium empowers users with timely information previously available only to brokers and institutional investors, consumers are able to make better investment decisions on their own. As such, the Web and online services have rapidly become a viable channel for investment research and retail trading activity. Online investing is on a path to eclipse online retail banking in market penetration, reaching 15 million accounts in 2002. By becoming a dominant consumer access channel in the near future, online brokerage services will succeed where online banking services have faltered.

     The online investors of today - active and self-directed - are bringing volume to online-only brokerages, but the fact remains that the demographics of online users will skew toward those of the mass market in the next five years. According to Jupiter Communications, although a full 68% of online households (14.8 million) are investing households, only 15.6 percent of online households (3.4 million) trade online presenting the opportunity for 11.4 million investing households to be converted to online trading. Online brokerage customers have a more active trading behavior than traditional customers that rely on a FA (Financial Advisor) do. More than a third of total US investing households (10 million) are online, which corresponds with their familiarity with investing and technology:

THE  PRODUCT

     The WAMEX ATSJ (a Database Management System) when constructed and operational will allow both individual investors and institutions to trade securities directly with each other over the Internet, eliminating the intervention of brokers or traders.

     When using the WAMEX Alternative Trading System, investors simply enter their desired order parameters into the system and are matched with other investors. There are no other intermediaries, procedural steps, executing broker dealers, sale of order flow or proprietary trading against investors. Should the member not be able to find satisfactory order parameters that match, he may elect to modify, cancel or route the order through to the company's open market trading affiliate directly to the floor of the exchange. The system will offer accessibility, ease of use and virtually instantaneous reporting, settlement, confirmation and clearing along with secure trades.

     Management contemplates the main unique advantages of the WAMEX Alternative Trading System to be proprietary in nature that have been discussed with the SEC and NASD and will conform to Regulation ATS and industry standards. An alternative to interacting with the Web site through a standard browser is a W3D Customized Trading Software package called IOMS (The Intelligent Order Management System), which will be made available for downloading. The customized software application has been designed to provide the member with advanced screen trading applications and formatting.

     WHI has developed a workable prototype of the ATS. This prototype is hosted on a WHI server that is equipped with the W3D ATS Software Version 1.0. System capacity allows for a limited number of users to trade on the system with all of the functionality of a larger scale version.

STRATEGY

     The Chairman of the SEC and its entire organization have worked tirelessly to transform the markets into a more individual investor focused atmosphere. Following this mandate, management feels that the opportunity to provide individual investors with the greatest possibility of market transparency and price enhancement in the future will be provided through Alternative Trading Systems (ATS's).

     The company will leverage top management's industry expertise, as well as in-house proprietary technology in implementing its strategic goals. Management intends to target both individual and institutional investors, providing them with value, service, and security. Marketing efforts will include both an online and offline strategy. Management will first adopt the focus approach and target individual online investors.

     According to Jupiter's Consumer Brand Strategies report, all marketers must employ a brand action marketing strategy: a communication with the consumer that exploits interactivity to both build the brand and drive action. Most marketers are presently failing to do this, taking instead either a branding or direct-marketing approach, and underutilizing the online medium's unique interactivity, which makes linking these activities not only possible, but also essential.

     Management intends to employ this dual approach of focusing on consumer incentives without neglecting brand-building messages. The uniqueness of the ATS will always be stressed, and ad campaigns will focus on the details of the services offered, including performance, products and cost advantage over traditional brokers and discount brokers.

     WAMEX will basically offer the same trading scenario to individuals and institutions, even if the approach to the trading system will be different by these two customer segments. Institutions will trade on behalf of their customers and for the advantage of their firm, while individuals will trade for themselves. However, the procedure is the same. By putting individuals and institutions into the same trading systems, both sides can profit. Institutions will be able to capitalize from more liquidity and exposure, individuals from access to each other.

CUSTOMERS

     The Company presently has no customers. Management has identified the future client base as follows:

     Most WAMEX clients will be computer-literate, well educated and aware of the Internet and the investment community, belonging to the information-hungry and transaction-hungry categories described above. The average client would have a yearly income of between $50,000 and $120,000, and have speculative investment principal of between $30,000 and $500,000. A majority should be self-guided decision-makers with semi-analytical sophistication, white-collar, in a middle management position.

     WAMEX clients buy based on some type of research and analysis. They conduct transactions based on cost satisfaction, and therefore appreciate low fees and transaction costs. However, loyalty and habit play an important role in their decision with whom they want to conduct their business. They appreciate convenient one-stop-shopping and interactive interfaces, that both facilitates making investment decisions confidently, and delivers a certain degree of entertainment value. In this context, a significant portion of potential clients will appreciate a service-oriented intermediary.

     The Internet gives access to a global customer base. WAMEX is going to cater also to the non-US client who will appreciate the multi-language interface for enhanced confidence and less psychic distance. Institutional WAMEX clients can range from small to mid-size Broker Dealer operations, Mutual Funds, Electronic Control Networks (ECN's), portfolio and equity managers and professional traders. This profile does not preclude recruitment of divisions or individuals working for larger firms in the investment banking business.

     Small institutional investors are defined as brokerage firms with less than $50MM of client capital under management. Many of these firms survive with a mixed strategy of aggressive marketing ("cold calling") and so-called proprietary products, i.e. securities that represent small-cap firms with which the brokerage has a relationship of mutual benefit. These brokerages often have a market liquidity problem, because even small transactions could influence the price of the stock significantly and thus alarm all investors that have bought stock of these companies. Such brokerages will need a place to liquidate their holdings without running the risk of depressing the price of the securities they want to sell.

     Institutional clients generally work for investors and are thus forced to be result-oriented, profit-driven entities. This seems to be the only criterion in their purchasing behavior. They are generally less concerned with services offered than with functionality and the bottom line. The products and services would fit the characteristics of institutional purchasing behavior, should the WAMEX client base begin to reach relevant proportions.

PATENTS,  TRADEMARKS  AND  LICENSES

     The Company owns no patents. The Company has explored the possibility of patenting the ATS application as well as its software designs. Management has presently elected not to seek patent protection.

     The Company has trademarked its logo and name and that of its subsidiaries. The Company owns several Web domain names: wamex.com. wamx.com and wamexny.com. The Company is responsible to renew these domain registrations BI-annually with Network Solutions, Inc.

SEASONAL  EFFECTS

     Management does not foresee any seasonal effect in its business model that is not normal for the financial industry.

INVENTORY  OF  SECURITIES

     Management acknowledges that there is a need for an inventory of tradable securities in order to provide potential buyers with a market in which to participate. Management had several issues in mind when devising this strategy. Firstly, inclusivity is the only way to avoid antagonizing any market participant. Secondly, to generate a market with a sufficient inventory of known, deposited, largely liquid securities. This concern can be compared to the grand opening of a consumer goods super-store, where on opening day thousand of people rush into the store finding nothing but empty shelves without products. Participants or members are at no risk, with a fully insured depository for stock certificates carried by a Clearing Broker.

     With a confidential pricing strategy, management believes that this will motivate equity holders to deposit their certificates into the WAMEX trading system, thus creating what management believes to not only be a viable inventory solution, but also, in the long term, result in a large inventory of tradeable equity.

GOVERNMENT  APPROVAL

     Management acknowledges that it needs regulatory approval in order to operate the ATS. The Company has elected to seek regulatory approval in the United States with the SEC because it believes that the U.S. regulatory atmosphere would bring integrity in the International community. As pointed out in previous discussion, the Company has worked closely with the SEC in the past to seek approval and will continue to do so. Regulation ATS specifies the necessary procedures that the Company will have to maintain in order to be approved and maintain that approval. Management is confident that the Company will be able to receive such approval and maintain the same.

     The Company will have a licensed and registered Sponsoring and Clearing Broker Dealers that are regulated by the SEC and the NASD and foresees no problem with theses organizations not fulfilling their regulatory or fiduciary responsibilities.

COMPETITION

     The rapid growth of the retail financial services sector on the Web has brought with it intense competition. Because the online investing industry is riddled with price wars and threatened by increasing customer-acquisition costs, only the strong will survive. This means larger institutions B brokerages, retail banks, and other financial entities B are likely to acquire or partner with smaller players, as evidenced by Dean Witter's acquisition of Lombard Brokerage (now Discover Brokerage Direct), BancOne's partnership with E*Trade, Ameritrade and Datek and most recently Merrill Lynch's interest in on-line trading with their own site. WAMEX will compete or supplement services on two fronts: Providing an Alternative Exchange that management believes will be a significant resource for the buying, selling, and future listing of listed and non-listed securities and providing traditional Brokerage services.

     Although the major exchanges would appear to be the competition, they in fact are not. These exchanges compete with each other for listings of publicly traded companies. WAMEX has no intention of competing directly, in fact, we could never become the primary liquidity providers for all the securities that are listed on these exchanges. There is a need for the exchanges to set prices for the securities that are listed so that the general investment community can draw rational conclusions as to the stock values that can be traded on these exchanges.

     The other front is of course on-line trading and the services that compliment these activities such as investment information and on-line banking. There are multitudes of information providers that WAMEX has identified that give all the necessary investment information needed. As for trade execution, WAMEX will require a short period of time to structure it's technical execution system, however management believes it would be difficult for other organizations in the industry to compete with the cost of execution (in total), as WAMEX will not trade proprietarily and therefore pass on savings to its clients.

     At present, there are full service and discount brokerage services available to every investor in the world. A multitude of these operates through the Internet, providing low cost and rapid executions for individual investors. However, it should be understood that these systems trade proprietarily. In addition, at least five major third-market trading systems are known to the company, that have tailored their activities to cater to institutional investors and proprietary traders only. To the company's knowledge there is no system in operation that provides direct public investment interaction.

     Potential competitors could try to emulate the WAMEX trading concept. However, entry costs are high, not only because of the complexity of producing such powerful software, but also because of the opportunity costs that would have to be given up by companies that profit from proprietary trading. Furthermore, the nature of an Alternative Market dictates that only sufficient liquidity attracts more investors, so that a later entrant would have problems reaching the critical growth rate.

     Management's strategy to respond to challenges from the competition will be to stay ahead of them: more speed, reliability, flexibility, better design, marketing and customer service, state of the art technology and creative innovation will make the Company difficult to challenge. The Company intends to maintain its low pricing standards to attempt to remain one of the cheapest alternatives for trading financial instruments. Moreover, potential competitors are all focused on the US securities market, blatantly ignoring growth in Europe, where individual stock trading is in its infant stages, and post-crisis Asia, well known for its readiness to embrace new technologies and lifestyles.

     The company will pursue strategic partnerships and acquisitions. The majority of firms dealing in securities have an interest in increasing volume and liquidity. Mutually beneficial cooperation is easily achievable, because of the open architecture of the WAMEX Alternative Trading System, which can be linked to stock markets, other alternative trading systems, third markets, discount brokerages etc.

Competitors  (among  others)
----------------------------
Bear  Stearns
Fidelity  Investments
Painewebber
Prudential  Securities
Smith  Barney
Sutro  &  Co

     These companies are traditional full commission brokerages of formidable size. They use the web primarily to let customer's track their investments rather than execute trades at a discount. Customers are mostly of the advice-hungry type. They use their own customer base as the main customer acquisition channel. As momentum builds on the alternative trading system, these companies might be interested in using WAMEX as an alternative marketplace for execution, rather than competing against WAMEX, because emulating the alternative trading system would cannibalize their own business.

Charles  Schwab
Merrill  Lynch  &  Co
Quick  &  Reilly

     Schwab and Quick & Reilly are traditional discount brokerages that have only recently entered the online market. According to Jupiter, Schwab, which has been tremendously successful after the 1995 launch of online services, has more than 1 million active accounts that are also online, approximately 22% of total accounts. All accounts generate about 111,300 average daily trades, of which 40,000 average daily trades online. Quick & Reilly has about 1 million clients, of which 10% online, generating app. 10,000 average daily trades.

Important  Competitors
----------------------
Ameritrade
DlJdirect
Datek  Securities  Corp
Discover  Brokerage
E*Trade  Securities
Suretrade
WebStreet  Securities

     These are the most important competitors for market share. Suretrade and WebStreet Securities are smaller companies, but they have customer profiles that fit the typical transaction-hungry WAMEX customer. They are not mentioned in the Jupiter report, but WebStreet is the first online broker offering free trades.

Third-Market  Trading  Systems  (among  others)
-----------------------------------------------
Instinet
Island
Bloomberg  Tradebook
Arizona  Stock  Exchange
Market  XT

     These entities are closest to the WAMEX ATS core operation, but they cater largely to institutions and are cost prohibitive for the individual investor. Synergies by hooking these markets up to each other and making order flow accessible by reciprocity are a possibility at a later stage of development. While direct competition with WAMEX is also possible; management feels these entities lack the consumer-oriented focus because they deal exclusively on an institutional level. Market XT would appear to have the closest look to WAMEX however, management feels that its after hours trading model is built primarily on "Unexecuted Day Orders" and is therefore different enough to draw a rational distinction for market share.

Conceptually  Similar  Companies  (Direct  Competitors):
--------------------------------------------------------
Wit  Capital
Grenex
Zoom  Trade

     Wit Capital has been operating a brokerage service through the Internet since 1996. It is the only company that wants to encourage communication between its clients, even with the purpose of letting them trade with each other.
However, the main profit-generating business is proprietary trading, as explained above, and Internet Initial Public Offerings. Wit Capital's legal background has enabled it to get early approval from the SEC. The purpose for their internal trading system is merely to have investors in IPO's trade this non-listed stock among themselves. Management feels their system is very crude and primitive, and lacks all essential features of the WAMEX trading system, including live feedback, clearing arrangements for international securities, large database capacity for a variety of securities, etc. Grenex has folded.

     Zoom Trade is in its conceptual stage and relying heavily on unsecured Japanese capital. There is no indication that it will be operational within the next three years.

     Relatively similar operations, such as existing discount brokerages, all conduct proprietary trading and have little motivation to enter the alternative trading system market. Management believes that while these entities possess the resources to compete with WAMEX, they will not do so, as it is inconsistent with their business structures designed to gain profit elsewhere. Specifically, entering the ATS market would cannibalize their current business, as well as put at risk current industry relationships needed to conduct business.

PERSONS  EMPLOYED

     At present the Company employees four senior executives and two programmers.

RISK  TO  FOREIGN  OPERATIONS

     The Company presently operates a European marketing office in Vienna, Austria. This is a shared office space with a Company called WAMEX DATA SERVICE, GmbH. an Austrian company wholly owned by Mr. Mundstein. The Company pays no rent and has approximately $4,000 in computer equipment on premises. This equipment is under the supervision of and is used by Mr. Mundstein for the WHI business activities.

DESCRIPTION  OF  PROPERTY

     The Company's principal business operations are conducted at 3040 Nostrand Ave., Marine Park, N.Y. 11229. It shares a 1,250 sq. ft. facility with iNYC (an Internet Service Provider (ISP)). The Company also has minor contact offices for the purposes of client meetings located at 117 E. 57 St., N.Y., N.Y. and in Vienna, Austria. Both facilities are smaller than 200 sq. ft and are shared office spaces with WAMEX DATA SERVICE. The Company has no material assets other than computer equipment and software programs located at these facilities. These computers and programs are valued at less that $60,000, are fully insured and are free and clear of any liens or encumbrances.

     These facilities have been invaluable to the Company during it's operation in the past, however, they will not be appropriate for the Company's planned business activities in the future. The Company is presently seeking between 6-8000 sq. ft. of corporate space in the downtown Manhattan area in New York. The Company contemplates a long term lease. The planned location will allow a consolidation of all U.S. and International activities as it relates to WHI, WAMEX and INSTOX as well as iCap. The Company expects to have the facility available no later than April 2000.

     As previously noted, the Company is negotiating with several hosting entities to house the servers of the WAMEX ATS. The Company is presently negotiating for W3D corporate space in the Southeast Florida region. This space is contemplated to be no more than 1000 sq. ft. and will encompass all of the W3D corporate personnel and functions.

                          MARKET FOR WAMEX'S SECURITIES

        WAMEX has been a non-reporting publicly traded company with certain of its securities exempt from registration under the Securities Act of 1933 pursuant to Rules 504 of Regulation D and Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission. WAMEX's common stock is traded on the OTC Bulletin Board operated by Nasdaq under the symbol WAMX. WAMEX has not become or otherwise been a reporting company under the Securities Exchange Act of 1934. The Nasdaq Stock Market has implemented a change in its rules requiring all companies trading securities on the OTC Bulletin Board to become reporting companies under the Securities Exchange Act of 1934. WAMEX is required to become a reporting company by the close of business on May 17, 2000 or no longer be listed on the OTC Bulletin Board. WAMEX effected the stock exchange transaction with Conchology on March 1, 2000 and became a successor issuer thereto in order to comply with the reporting company requirements implemented by the over-the-counter bulletin board.

     The following table sets forth the high and low prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the OTC bulletin board maintained by Nasdaq. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our stock began trading on November 2, 1999 under the symbol WAMX.

                                                          BID  PRICES
      YEAR     PERIOD                                   HIGH        LOW
     -----     ------                                  ------      -----

     2000      First  Quarter                          22.88**     2.50**
               (through  March  10,  2000)

     1999      Fourth Quarter                           4.88*      0.375*

* Reflects the prices of the stock during this period with very little, if any, trading volume or transactions. The Company is not aware of any market maker or broker-dealer activity that would encompass Mark-ups, Mark-downs or Commissions as it relates to the trading or non-trading of the stock. The Company assumes that these prices reflect the market for the stock.

** Reflects the prices of the stock during this period. As the awareness of the Company has become greater, there has been a significant amount of increased activity in the trading of the stock. The Company is not aware of any market maker or broker-dealer activity that would encompass Mark-ups, Mark-downs or Commissions as it relates to the trading or non-trading of the stock. The Company assumes that these prices reflect the market for the stock.

     The Company made a public announcement of a merger with The Treasure Cache, Inc. on December 9, 1999. Prior to that announcement, the stock had a market price and range of 3/8 to 1 3/8.

     The number of beneficial holders of record of the common stock of WAMEX as of the close of business on February 25, 2000 was approximately 400. Many of the shares are held in street name and consequently reflect numerous additional beneficial owners.

DIVIDEND  POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.

     The Company declared a stock dividend in the form of a 4 for 1 forward stock split to its shareholders on February 24, 2000. The Record Date for the dividend is March 17, 2000, and the Payable Date is April 6, 2000.

                                   MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following table sets forth the names and ages of the current directors and executive officers of WAMEX who will remain so with the combined entity, their principal offices and positions and the date each such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

     The  directors  and  executive  officers  of  WAMEX  are  as  follows:

Name                          Age     Positions
----                          ---     ---------

Mitchell  H.  Cushing          37     Chairman  of the Board and Chief Executive
                                      Officer

Sascha  Mundstein              32     Chief  Operating  Officer  and  Director

Russell  Chimenti              29     Chief Administrative Officer and Director

Hans  Michael  Schobinger      30     Chief  Technology Officer and Director

Dr.  Joseph  Monaco            44     Chairman  of  Advisory  Board


MITCHELL  H.  CUSHING:  CHAIRMAN  AND  CHIEF  EXECUTIVE  OFFICER

     Mr. Cushing conceptualized and founded WAMEX Inc. in 1996 and 1998 respectively. As the CEO he has been responsible for overseeing every aspect of the company's structure and growth. Mr. Cushing's vast experience in the investment banking industry and trading environments, as well as his numerous accomplishments in early stage businesses commend him for the role of CEO in this critical phase of the company's establishment.

     Since 1994 he has been serving as the CEO of J.J. Braik Inc., a consulting corporation. He has served in the capacity of Corporate Strategist to provide advice in corporate expansion, security and acquisitions, International Portfolios Manager, Financial Advisor, and Analyst for several U.S. and European Investment Firms. He has had extensive experience in Investment Banking in New York, Budapest, Berlin, Prague, Switzerland and Vienna.

     From 1996 to 1998, Mr. Cushing had been responsible for the growth and development of portfolios in Europe that grew from under $10 million to over $40 million under management in under 2 years. As a Corporate Strategist, he was responsible for the expansion of licensed Broker Dealers in 6 European countries, which was the largest non-institutional expansion in Europe in the 1990's. From 1994 to 1996 he served in the Investment Banking industry in New York as a Broker for small-cap firms. In this period he participated in raising over 100 million USD on Public Offerings for privately held corporations.

     From 1992 to 1994 Mr. Cushing served as the President and Chairman of the Board of West Howston Investors N.Y. with the responsibility of corporate organization and overall Portfolio Management.

     From 1989 to 1992 Mr. Cushing was retained as Corporate Inspector General of Inta-Boro Inc., the premier Transportation Company in New York where he was responsible for reviewing all facets of the company's budget and expenditures. During this period, the company had its most profitable 4-year period in its 20-year history. In 1991 he was given the additional responsibility of managing the company's retirement accounts.

SASCHA  MUNDSTEIN:  CHIEF  OPERATING  OFFICER  AND  DIRECTOR

     Mr. Mundstein has played a key role in developing all aspects of the WAMEX system's organizational, technical as well as financial structure. Mr. Mundstein has been tasked by WAMEX to serve as COO whose responsibilities extend to all non-US WAMEX operations, including coordination with international stock exchanges, managing multi-lingual customer service and coordinating WAMEX activities with international securities regulators. His proven strategic vision, international experiences and accomplished educational and business backgrounds make him uniquely qualified for this position.

     From 1996 to 1998, he worked in the European securities industry as a Broker, Financial Consultant and Portfolio Manager of a European Investment Advisory group with an extensive European network. Prior to entering the securities industry, he had held a key position at an institution affiliated with the Austrian Ministry of Foreign Affairs. Foreign Affairs duties have given him access to critical familiarity with cultural and financial conditions in Europe and Asia.

     Before entering the securities industry, Mr. Mundstein has been a lecturer at Harvard University and a computer consultant for the Austrian Foreign Service School Diplomatische Akademie in Vienna. He has played a key role in modernizing the entire technological infrastructure of that institution, including its Internet presence.

     In 1995 he conceptualized and planned Zhonghua Zai Xian, a commercial online system for mainland China, which proved highly attractive to the Chinese government due to its educational use and independent platform that is capable of screening undesired content from the Internet. It was sold to a Chinese consortium of entrepreneurs for an undisclosed sum.

     From 1993 to 1995 Mr. Mundstein worked as a representative for various European industrial firms exporting to China and Southeast Asia, including AV Technology, OMV, and Thyssen, facilitating sales in the order of 350 million USD.

     From 1988 to 1990 Mr. Mundstein was based in Southern Thailand, where he founded a successful business school (The Trang International Languages and Business School), building a student body of above 350, and where he bought and ran a rubber plantation, increasing productivity by 260% within two years through reengineering of work and production processes. In this period, he established the Trang Holiday Resort Company, Ltd., which planned, financed, built, managed and marketed innovative holiday resorts in Southern Thailand for families with high educational background, generating more than 4.5 million USD in commission based consulting fees. He sold his businesses to attend his studies for a master's degree at Harvard University.

     Mr. Mundstein is fluent in spoken and written German, English, Italian, French, Thai, and Mandarin Chinese, and has an extensive knowledge of Spanish, Russian, Arabic and Japanese. He won two piano competitions with his Chopin and Debussy interpretations and led a Volleyball team achieving the vice Jugendmeister title in Vienna.

RUSSELL  CHIMENTI:  CHIEF  ADMINISTRATIVE  OFFICER  AND  DIRECTOR

     Mr. Chimenti joined WAMEX Inc. in 1997. He has been responsible for coordinating all aspects of the company's Broker Dealer strategies; all company capital raises and has conceptually developed the core design of the Alternative Trading System, its proprietary software and its marketing strategy. His strong drive for sales and his marketing expertise have enabled the company to accomplish its essential milestones to date.

     Since 1996 he has been serving as the Vice-president of J.J. Braik Inc., a consulting corporation. He has served for several U.S. and European Investment Firms as a specialist in the area of corporate finance and provides financial advisory services and general business advice to a wide range of private and public sector clients. He has had extensive experience in Investment Banking in the Middle East, New York, Budapest, Prague, Switzerland and Vienna.

     From 1997 to 1998, Mr. Chimenti was responsible for the design and implementation of Order Routing Systems for European Investment Banking and Advisory Firms. He was credited with establishing the first non-institutional order routing system between Europe, the Middle East and the U.S. He was credited with a 2000% increase in automated order flow in Europe and a 500% increase in the Middle East. He was further credited with the strategy and Phase 1 development of advanced integration systems in the Internet arena for the Dubai Chamber of Commerce and Stock Exchange.

     From 1996 to 1997, Mr. Chimenti was responsible for the growth and development of portfolios in the Middle East theatre that grew from under 4 million USD to over 14 million USD under management in 1 year. As a Corporate Finance specialist, he was responsible for the establishment of relationships with the government of the United Arab Emirates and the Chamber of Commerce of Dubai. He was further personally credited with the successful placement of 4 Private Placements and was directly involved in the Syndicate Management of four Initial Public Offerings all of which in sum exceeded 30 million USD.

     From 1994 to 1996 served in the Investment Banking industry in New York as a Broker for small-cap firms. In this period he participated in raising over 65 million USD on Public Offerings for privately held corporations and was tasked to assist in the recruiting and training of new Brokers.

     From 1990 to 1993 Mr. Chimenti served as an Industrial Real Estate Agent for Tricia Realty and was the leading sales representative in both 1992 and 1993.

     Mr. Chimenti competes in golf, swimming and softball. He speaks English and has a working knowledge of Spanish and German.

HANS  MICHAEL  SCH  EBINGER:  CHIEF  TECHNOLOGY  OFFICER  AND  DIRECTOR

     Mr. Schoebinger joined WAMEX in 1997 and has designed the Database Kernel. His responsibilities at WAMEX include database design, hardware procurement, strategic backup deployment, user friendly interface, client portfolio integration as well as internal and external security and the database interface design for the communication links with WAMEX affiliates. His programming wizardry and proven skills in negotiating with IT giants make him an invaluable asset to the company.

     From 1995 to 1997 he served as the President of SPW Inc., a software consulting and database design corporation in Austria. Mr. Schoebinger has 16 years of computer programming experience and his database designs and interface implementations as well as Press Information Systems that download high-resolution photographs and client management systems are widely known throughout Central Europe. During this period, Mr. Schoebinger was responsible for the design, implementation and growth of information systems design and web sites for SPW. During this period he was credited with the development of the database management system for Picus Verlag, one of the largest publishers in Central Europe. Additionally, he is credited with the design of high-resolution download information systems for Viennareport, the largest Press Agency in Austria.

     Mr. Schoebinger is credited with the first designs of Archive System, a database retrieval system for over 10 million color slides, the Online Access and First Class Link that integrates whole archive systems and Web sites. He developed the Database management system for the Austrian Film Commission and created the first dynamic link to the Movie Database in London. His Web site integration work was presented at the Berlin Film Festival in 1997 and the Cannes Film Festival in 1998. His work for the Salzburger Festspiele is on the official CD-ROM and has been sold worldwide.

     From 1990 to 1994 Mr. Schoebinger served as a Database Designer for ORACLE. He was responsible for the system integration of corporate database management systems in Eastern Europe. Prior to 1990, Mr. Schoebinger designed Database Systems for Internet companies.

     Mr. Schoebinger has been a Visiting Lecturer at the University of Vienna concerning his theoretical database designs since 1992. He is an accomplished horseback rider and is an amateur astronomer. He speaks fluent German and English and some Chinese.

DR.  JOSEPH  MONACO:  CHAIRMAN,  ADVISORY  BOARD

     Dr. Monaco joined WAMEX in 1998 as the Chairman of the Board of Advisors. He is the founder of the Derivatives Research Group, which performs mathematical modeling of financial strategies and conducts trading based on these strategies.

     Dr. Monaco presently holds the positions of Senior Research Scientist and Director of Operations for Industrial Polymer Research and Engineering in N.Y. and is the Head of Mathematics and Adelphi Academy as well as Science Instruction for The Center for Scholastic Advancement in N.Y. and serves with the United States Congressional Scientific Advisory Board.

     Dr. Monaco is the Author of twenty-three classified papers, co-author and developer of the Monaco-Wang Operator used in applied physics, the holder of two patents involving computerized servo-functions for hybrid-electric propulsion systems and is the co-recipient of the Hughes Aircraft "Excellence in Engineering Award".

     Dr. Monaco served as a Major in the United States Army 11th Special Forces (Green Berets), Special Consultant to the Department of Defense and was instrumental in the development of advanced radio image technology for the CIA and Long Range Doppler Radar Systems for the U.S Army. He is an active member of APS, ACS, AMS, NYAS, AAAS, NSF, AAS, IEEE and is a member of Who's Who in America and Who's Who in Global Business.

     Dr. Monaco holds PhD's in Applied Mathematics and Theoretical Physics (Columbia), Post PhD's in Astrophysics (M.I.T. and Cambridge), MS degrees in Electrical Engineering and Physical Chemistry (Columbia) and BS degrees in Mathematics and Computer Science (Columbia and City University at BC).

EXECUTIVE  COMPENSATION

Summary  Compensation  Table

     The Summary Compensation Table shows selected compensation information for services rendered in all capacities for the fiscal years ended December 31, 1999 and 1998. Other than as set forth, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and selected other compensation, if any, whether paid or deferred.


                                           SUMMARY COMPENSATION TABLE


                                          Annual  Compensation        Long  Term Compensation
                                          --------------------    ------------------------------
                                                                   Awards               Payouts
                                                                  ------------------   -------------------

                                                                           RESTRICTED  SECURITIES
                                                              OTHER ANNUAL STOCK       UNDERLYING  LTIP       ALL OTHER
NAME AND PRINCIPAL                SALARY       BONUS          COMPENSATION AWARDS      OPTIONS     PAYOUTS    COMPENSATION
POSITION            YEAR          ($)          ($)            ($)          ($)         SARS (#)    ($)        ($)

Mitchell H. Cushing 1999          60,000       -0-            -0-          -0-         -0-         -0-        -0-

                    1998          11,000       -0-            -0-          -0-         -0-         -0-        -0-

Sascha Mundstein(1) 1999          60,000       -0-            -0-          -0-         -0-         -0-        -0-

                    1998          11,000       -0-            -0-          -0-         -0-         -0-        -0-

Russell Chimenti    1999          60,000       -0-            -0-          -0-         -0-         -0-        -0-

                    1998          11,000       -0-            -0-          -0-         -0-         -0-        -0-

Hans Michael        1999          60,000       -0-            -0-          -0-         -0-         -0-        -0-
Schobinger

                    1998          11,000       -0-            -0-          -0-         -0-         -0-        -0-

Christoph Wessely(2)1999          60,000       -0-            -0-          -0-         -0-         -0-        -0-

                    1998          11,000       -0-            -0-          -0-         -0-         -0-        -0-

Michael Greene(3)   1999          84,000       -0-            -0-          -0-         -0-         -0-        -0-


(1) Mr. Mundstein was not paid during the period of June 1999 through September 1999 (representing an amount of $20,000) due to a lack of working capital. Mr. Mundstein is owed this amount in back salary and has decided to allow the Company to pay this debt through accelerated salary this fiscal year or through other arrangements. The Executive Compensation Committee is reviewing proposals.

(2) Mr. Wessely was the Company's Chief of Information Technology during the periods of October 1998 through September 1999. Mr. Wessely resigned in September 1999 due to personal hardship and therefore did not receive $30,000 of his planned salary.

(3) Mr. Green was hired in August 1999 as a Senior Database Programmer. He resigned in January 2000 to pursue other business opportunities. In lieu of the back salary of $29,000 due to Mr. Green, the Company is presently negotiating the issuance of some amount of restricted stock.



                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                           (INDIVIDUAL GRANTS)
                                           -------------------

                   NUMBER OF SECURITIES   PERCENT OF TOTAL
                   UNDERLYING             OPTIONS/SAR'S
                   OPTIONS/SAR'S          GRANTED TO EMPLOYEES  EXERCISE OF BASE PRICE
NAME               GRANTED (#)            IN FISCAL YEAR        ($/SH)                   EXPIRATION DATE
-----------------  ---------------------  --------------------  -----------------------  ---------------

Mitchell H. Cushing -0-                   -0-                    N/A                      N/A

Sascha Mundstein    -0-                   -0-                    N/A                      N/A

Russell Chimenti    -0-                   -0-                    N/A                      N/A

Hans Michael        -0-                   -0-                    N/A                      N/A
Schobinger

Christoph Wessely   -0-                   -0-                    N/A                      N/A

Michael Greene      -0-                   -0-                    N/A                      N/A



Employment  Agreements

     At the present time, the Company has no employment agreements or executive compensation package for any employee. The Board of Directors (BOD) voted in December 1999 to authorize an Executive Compensation package for those senior officers of the Company that are essential to the success of the Company. It tasked the Executive Committee (Compensation Committee as defined for the purposes of this registration) to explore the avenues that best represent compensation for those executives who have directly contributed to the success of the Company to date and in the future. The Executive Committee expects to present it's initial findings to the BOD no later than May 2000.

Compensation  Committee  Interlocks  and  Insider  Participation

     The Company has formed an Executive Committee that carry out among other duties relevant to the corporation such as contracts, hiring and significant corporate decisions, the task of exploring and presenting to the BOD Executive Compensation. The BOD has assigned Mr. Cushing (CEO), Mr. Chimenti (CAO), and Dr. Monaco (Chairman Advisory Board) as the members of the Executive Committee.

     To the best knowledge of the Company none of these committee members serve on any other corporate Compensation Committee or Board.

Compensation  of  Directors

     The directors have not received any compensation other than reimbursement of expenses for serving in such capacity, and we do not currently contemplate compensating our directors in the future for serving in such capacity.

                              CERTAIN TRANSACTIONS

     The  Company  presently  retain  the Services of Randolph Management in New
York to consult on corporate and business strategies. Mr. DeTrano is the principal director of that company and simultaneously serves on the Advisory Board of the Company. The terms of the arrangement are that Randolph Management receives $750 per month for as long as the Company engages them and pays nominal transportation cost up to a total of $100 (unless plane fare is involved) and accommodations cost of $150 per night if asked by the Company to relocate. The Company does not see this as a material conflict of interest.

     The Company is presently seeking approval to operate an ATS. As such, the Company needs a Sponsoring Broker Dealer. The Company has been unsuccessful in acquiring the services of a Registered Broker Dealer in large part because the ATS represents a direct threat to the established proprietary business of established NASD Member Brokers. As a result of this obstacle, Mr. Cushing and Mr. Chimenti entered into discussions in June 1999, with the principal owners of iCap a Registered Broker Dealer and Member NASD firm. Although this purchase is not yet consummated, management feels it is important to mention in light of the importance of the transaction as it relates to possible conflicts of interest.
Management is satisfied that the acquisition and subsequent sponsorship activities of a Broker Dealer for the ATS that is owned by Mr. Cushing and Mr. Chimenti does not present a material conflict of interest.

     To the best of the Company's knowledge, there are no other conflicts of interest.

                                  RISK FACTORS

RISKS  RELATED  TO  OUR  INTERNET  AND  TECHNOLOGY  BUSINESS

YOU MAY BE UNABLE TO EFFECTIVELY EVALUATE OUR COMPANY FOR INVESTMENT PURPOSES BECAUSE OUR INTERNET TECHNOLOGY BUSINESS HAS EXISTED FOR ONLY A SHORT PERIOD OF TIME. We began in the Internet and technology business in early 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

     YOUR INVESTMENT MAY NOT INCREASE IN VALUE UNLESS WE ARE ABLE TO BECOME PROFITABLE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

     WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR SECURITIES HIGHLY RISKY. Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. Our financial statements also include an accumulated deficit of $591,758 as of December 31, 1999 and other indications of weakness in our present financial position. We have been operating primarily through the issuance of common stock for services by entities, including affiliates, that we could not afford to pay in cash. We are consequently deemed by state securities regulators to presently be in unsound financial condition.

     OUR BUSINESS DEPENDS ON A FEW KEY INDIVIDUALS AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO KEEP OUR KEY PERSONNEL. Our future success depends in large part on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Mitchell H. Cushing, our chief executive officer. We do not currently maintain a policy of key man life insurance on any of our employees or management team.

     OUR BUSINESS PLAN REQUIRES ADDITIONAL PERSONNEL AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO HIRE AND RETAIN NEW SKILLED PERSONNEL. Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could hurt our business, operating results and financial condition.

     OUR TECHNOLOGY BUSINESSES OWN PROPRIETARY TECHNOLOGY AND OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT THAT TECHNOLOGY. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. We have relied primarily on the use of trade secrets to protect our proprietary technology, which may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

     WE WILL INCUR SIGNIFICANT EXPENSES IF OTHER COMPANIES CLAIM WE HAVE INFRINGED ON THEIR PROPRIETARY RIGHTS. Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive searches to determine whether the technology used in our products infringes patents, trademarks, tradenames or other protections held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

     IF WE ARE UNABLE TO RAISE SUFFICIENT CAPITAL IN THE FUTURE, WE MAY NOT BE ABLE TO STAY IN BUSINESS. Currently, our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

     WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR COMPUTER SYSTEMS OR THE COMPUTER SYSTEMS OF THIRD-PARTIES ARE NOT YEAR 2000 COMPLIANT. Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business. We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy potential problems, but have not yet developed a comprehensive year 2000 contingency plan. There can be no assurance that we will identify all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered. We have also queried many of our customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. We have received responses from several of these parties, but there can be no assurance that we will identify all such year 2000 problems in the computer systems of our customers, vendors or resellers before they occur or that we will be able to remedy any problems that are discovered. Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

     WE MAY NOT HAVE SUFFICIENT INTEREST IN OUR INTERNET BUSINESS TO MAKE MONEY. If the market for our services do not grow at a significant rate, our business, operating results and financial condition will be negatively affected. Our Internet-related services are a relatively new concept. Future demand for recently introduced technologies is highly uncertain, and therefore we cannot guaranty that our business will grow as we expect.

     OUR INTERNET BUSINESS IS IN A HIGHLY COMPETITIVE INDUSTRIES, AND THUS THERE MAY NOT BE ENOUGH DEMAND FOR OUR PRODUCTS OR SERVICES FOR US TO MAKE MONEY. There are numerous competitors offering the same services as ours. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share.

     REVENUES FROM OUR INTERNET BUSINESS WILL BE LESS LIKELY TO DEVELOP IF THE INTERNET DOES NOT REMAIN A VIABLE COMMERCIAL MARKETPLACE. Our ability to generate revenues is substantially dependent upon continued growth in the use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We don't know if the necessary infrastructure or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, we cannot guaranty that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle levels of Internet activity, or increased governmental regulation may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, our business, operating results and financial condition would be negatively affected.

     WE MAY INCUR A LOSS OF REVENUES AND SIGNIFICANT COSTS IF WE CANNOT MAINTAIN THE SECURITY OF OUR INTERNET PRODUCTS AND SERVICES. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

RISKS  RELATED  TO  OWNERSHIP  OF  OUR  STOCK.

     OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING SHAREHOLDERS. Our articles of incorporation provide that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholder or unless the issuance is approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel.

     THE MARKET FOR OUR COMMON STOCK IS VERY VOLATILE. Our stock is presently trading on the OTC bulletin board maintained by Nasdaq under the symbol WAMX. Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

     WE ARE SUBJECT TO THE PENNY-STOCK RULES. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has

- net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,

- net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

- average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

                               USE  OF  PROCEEDS

WAMX will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with WAMX for consulting and legal services they provided to WAMX. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of March 13, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                   NUMBER OF      NUMBER OF                    % OF SHARES
                   SHARES         SHARES         NUMBER OF     OWNED BY
SELLING            OWNED          REGISTERED BY  SHARES OWNED  SHAREHOLDER
SHAREHOLDERS       BEFORE SALE    PROSPECTUS     AFTER SALE    AFTER SALE
-----------------  -------------  -------------  ------------  ------------

Magnus Tillerby         100,000         100,000             0            0
-----------------  -------------  -------------  ------------  ------------

M. Richard Cutler       178,500         142,000        36,500  less than 1%
-----------------  -------------  -------------  ------------  ------------

Brian A. Lebrecht        29,250          21,000         8,250  less than 1%
-----------------  -------------  -------------  ------------  ------------

Vi Bui                    9,750           7,000         2,750  less than 1%
-----------------  -------------  -------------  ------------  ------------

Edward H. Burnbaum       15,000          15,000             0             0
-----------------  -------------  -------------  ------------  ------------


                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by the NASD, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Moneesh A. Bakshi.


                                     EXPERTS

The balance sheets as of December 31, 1999 and 1998 and the statements of operations, shareholders' equity and cash flows for the years then ended of WAMX have been incorporated by reference in this Registration Statement in reliance on the report of Charles R. Eisenstein, Certified Public Accountant, given on the authority of that firm as experts in accounting and auditing.

                                    PART  II

             INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's Form 8-K for an event on March 13, 2000, filed on March 14,
2000.

(ii) Registrant's Form 10-SB, (in the name of Conchology,Inc., the Company's predecssor), originally filed on November 22, 1999.

(iii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Not applicable.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of New York and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.


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

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS


*3.1 Certificate of Incorporation of The World Auction Market and Exchange (Holdings), Inc.

*3.2 Certificate of Amendment of Certificate of Incorporation of The Worls Auction Market and Exchange (Holdings), Inc.

*3.3    Certificate of Incorporation of The Treasure Cache, Inc.

*3.4 Certificate of Amendment to the Certificate of Incorporation of The Treasure Cache, Inc.

*3.5 Certificate of Amendment to the Certificate of Incorporation of The Treasure Cache, Inc.

*3.6 Certificate of Merger of WAMEX Holdings, Inc. and The Treasure Cache, Inc. into The Treasure Cache, Inc.

*3.7    Bylaws

 5      Opinion  of  Moneesh A. Bakshi

*10.1. Exchange Agreement between WAMEX Holdings, Inc. and certain Conchology shareholders dated as of February 9, 2000.

10.2    Consulting  Agreement

*10.3   Put Option Agreement

*10.4   Escrow Agreement

10.5    Consulting Agreement

23.1    Consent  of  Charles R. Eisenstein,  Certified  Public  Accountant.

________________________
*  Incorporated  by  reference  to  WAMX's  Form  8-K,  filed  on March 6, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                       46
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marine Park, State of New York, on March 14, 2000.



WAMEX Holding, Inc.

/s/ Mitchell H. Cushing

By:     Mitchell H. Cushing
Its:    CEO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




  /S/ Sascha Mundstein
-------------------------------------------------------
Sascha Mundstein, Chief Operating Officer and Director



  /S/ Russell Chimenti
-------------------------------------------------------
Russell Chimenti, Chief Administrative Officer and Director


  /S/  Hans Michael Schobinger
-------------------------------------------------------
Hans Michael Schobinger, Chief Technology Officer and Director